Exhibit (g)(28)

NORTHERN FUNDS

FORM OF ADDENDUM NO. 27 TO THE CUSTODIAN AGREEMENT

This Addendum, dated as of the          day of                        2012, is entered into between NORTHERN FUNDS (the “Trust”), a Delaware statutory trust, and THE NORTHERN TRUST COMPANY, an Illinois state bank (“Northern”).

WHEREAS, the Trust and Northern have entered into a Custodian Agreement dated as of April 1, 1994 as amended by Addendum No. 1 dated November 29, 1994, by Addendum No. 2 dated March 29, 1996, by Addendum No. 3 dated August 7, 1996, by Addendum No. 4 dated August 6, 1996, by Addendum No. 5 dated March 24, 1997, by Addendum No. 6 dated February 12, 1997, by Addendum No. 7 dated November 18, 1997, by Addendum No. 8 dated December 21, 1998, by Addendum No. 9 dated September 15, 1999, by Addendum No. 10 dated December 28, 1999, by Addendum No. 11 dated July 31, 2000, by Addendum No. 12 dated August 1, 2000, by Addendum No. 13 dated September 26, 2000, by Addendum No. 14 dated May 21, 2001, by Addendum No. 15 dated October 30, 2001, by Addendum No. 16 dated July 29, 2003, by Addendum No. 17 dated February 14, 2005, by Addendum No. 18 dated December 5, 2005, by Addendum No. 19 dated May 5, 2006, by Addendum No. 20 dated February 16, 2007, by Addendum No. 21 dated August 3, 2007, by Addendum No. 22 dated August 3, 2007, by Addendum No. 23 dated May 8, 2009, by Addendum No. 24 dated May 7, 2010, by Addendum No. 25 dated February 18, 2011, and by Addendum No. 26 dated February 18, 2011 (the “Custodian Agreement”) pursuant to which the Trust has appointed Northern to act as custodian to the Trust for the Money Market Fund, U.S. Government Money Market Fund, Municipal Money Market Fund, U.S. Government Select Money Market Fund, California Municipal Money Market Fund, U.S. Government Fund, Fixed Income Fund, Intermediate Tax-Exempt Fund, Tax-Exempt Fund, Income Equity Fund, Large Cap Equity Fund (formerly known as the Growth Equity Fund), Large Cap Growth Fund (formerly known as the Select Equity Fund), Small Cap Value Fund (formerly known as the Small Cap Fund), Technology Fund, Stock Index Fund, Short-Intermediate U.S. Government Fund, California Intermediate Tax-Exempt Fund, Arizona Tax-Exempt Fund, California Tax-Exempt Fund, Small Cap Index Fund, Mid Cap Growth Fund, High Yield Municipal Fund, High Yield Fixed Income Fund, Tax-Exempt Money Market Fund, Small Cap Core Fund (formerly known as the Small Cap Growth Fund), Large Cap Value Fund, Mid Cap Index Fund, Enhanced Large Cap Fund, Multi-Manager Mid Cap Fund, Multi-Manager Small Cap Fund, Bond Index Fund, Multi-Manager Large Cap Fund, Short-Intermediate Tax-Exempt Fund, Ultra-Short Fixed Income Fund, Tax-Advantaged Ultra-Short Fixed Income Fund, Investors Money Market Fund, Investors AMT-Free Municipal Money Market Fund, Investors U.S. Government Money Market Fund and Global Tactical Asset Allocation Fund;

WHEREAS, the Trust is establishing the Core Bond Fund, the Short Bond Fund and the U.S. Treasury Index Fund (each a “Fund” and together, the “Funds”), and the Trust desires to retain Northern under the terms of the Custodian Agreement to act as the custodian for the Funds, and Northern is willing to so act; and

WHEREAS, the Trust and Northern desire to enter into this Addendum No. 27 to provide compensation for the Funds for uninvested cash balances maintained with Northern under the Custodian Agreement;

NOW THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

1.	Appointment. The Trust hereby appoints Northern custodian to the Trust for the Funds in accordance with the terms set forth in the Custodian Agreement, as amended to date. Northern hereby accepts such appointment and agrees to render the services set forth in the Custodian Agreement for the compensation therein provided.

2.	Capitalized Terms. From and after the date hereof, the term “Funds” as used in the Custodian Agreement shall be deemed to include the Funds. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Custodian Agreement.

3.	Cash Balance Compensation. Northern shall compensate the Funds for uninvested cash balances maintained with Northern at the end of each day (“Cash Balance Compensation”) in accordance with this paragraph. Cash Balance Compensation with respect to each Fund’s uninvested cash balance shall be determined at the end of each day based on an annual rate equal to 96% of the previous calendar month’s average 90-day Treasury bill interest rate. The amount of each Fund’s accumulated Cash Balance Compensation shall be paid monthly in the form of reductions to the custody fees otherwise allocable to each Fund under the Custodian Agreement for such month. In the event that a Fund’s Cash Balance Compensation for any month exceeds the custody fees payable by such Fund under the Custodian Agreement for such month, the Fund’s excess Cash Balance Compensation may be carried forward and credited against future custody fees, provided that no excess Cash Balance Compensation may be carried forward beyond the end of any fiscal year.

4.	Miscellaneous. The initial term of the Custodian Agreement with respect to the Funds shall continue, unless sooner terminated in accordance with the Custodian Agreement, until June 30, 2013. Except to the extent supplemented hereby, the Custodian Agreement shall remain unchanged and in full force and effect, and is hereby ratified and confirmed in all respects as supplemented hereby.

IN WITNESS WHEREOF, the undersigned have executed this Addendum as of the date and year first above written.

All signatures need not appear on the same copy of this Addendum.

Attest

NORTHERN FUNDS

By:

Title:	President

Attest

THE NORTHERN TRUST COMPANY

By:

Title:	Senior Vice President